Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
December 16, 2008	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ELECTS FOUR DIRECTORS

BOSTON — The Federal Home Loan Bank of Boston (the Bank) announced the 2008 election results for its board of directors. The following directors’ new terms will commence on January 1, 2009, and expire on December 31, 2012:

Kevin M. McCarthy has served as president and chief executive officer of Newport Federal Savings Bank, located in Newport, Rhode Island, since June 1993, and as a director of Newport Bancorp since its formation in 2006. Mr. McCarthy served as a director of the Bank from 2004 to 2005, and was elected to a second term commencing in 2006, with his current term expiring on December 31, 2008.

Edward Novakoff was elected to his first term on the board. He currently serves as senior vice president and treasurer of RBS Citizens, N.A., and was previously manager of wholesale funding at FleetBoston Financial.

Andrew J. Calamare has been president and chief executive officer of the Life Insurance Association of Massachusetts since 2000. He has also served as counsel with the law firm Quinn and Morris, as special counsel to the Rhode Island General Assembly, and as commissioner of banks for the Commonwealth of Massachusetts. Mr. Calamare was appointed to the Bank’s board of directors on March 30, 2007, and this term expires on December 31, 2008.

Jay F. Malcynsky serves as president and managing partner of Gaffney, Bennett and Associates, Inc., a Connecticut-based corporation specializing in government relations and political consulting. Mr. Malcynsky is also a practicing lawyer in Connecticut and Washington D.C. He served as a director of the Bank from 2002 to 2004, was appointed to his second term on March 30, 2007, and served as vice chair in 2008, with his current term expiring on December 31, 2008.

The mission of the Federal Home Loan Bank of Boston is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

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Federal Home Loan Bank of Boston    |    111 Huntington Avenue    |    Boston, MA 02199    |    617-292-9600

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